                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                           ---------------------------


        Date of Report (Date of earliest event reported): March 26, 2001


                               MEDIQ Incorporated
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                      1-8147                  51-0219413
        --------                    ----------               -------------
(State of other jurisdiction        (Commission              (IRS Employer
    of incorporation)               File Number)           Identification No.)


--------------------------------------------------------------------------------

                            One MEDIQ Plaza
                       Pennsauken, New Jersey                 08110
--------------------------------------------------------------------------------
                  (Address of principal executive offices)   (Zip Code)


        Registrant's telephone number, including area code (856) 662-3200
                                                           ---------------

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)


                             Exhibit Index on page 3

Item 9.  Regulation FD Disclosure.

         On January 24, 2001, MEDIQ and several of its affiliates filed voluntary petitions in the Bankruptcy Court in the District of Delaware in Wilmington, and announced its intention to file a pre-negotiated Plan of Reorganization that indicates how claims will be satisfied. In connection with the Chapter 11 exit financing contemplated by the negotiated Plan of Reorganization, MEDIQ expects to disclose to its senior secured lenders certain information that has not been previously publicly reported. This information, consisting of audited consolidated financial statements for Mediq and its subsidiaries for the fiscal years ended September 30, 2000 and 1999, is attached as Exhibit 99.1 to this Report. The reader should be advised that these financial statements were prepared to facilitate MEDIQ's obtaining financing as contemplated by the negotiated Plan of Reorganization and do not fully comply with Securities and Exchange Commission Regulations S-K or S-X.



I.      SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        MEDIQ Incorporated



                                        By: /S/ Kenneth R. Koester
                                            ------------------------
                                            Name:  Kenneth R. Koester
                                            Title: Senior Vice President and
                                                   Chief Financial Officer




Dated:   March 26, 2001


                                    2 of 23

                                  EXHIBIT INDEX


  Exhibit No.                       Document                      Page
---------------     -------------------------------------     -----------

     99.1           Audited financial statements for the           4
                    periods ended September 30, 2000
                    and 1999.




                                    EXHIBIT

                      MEDIQ INCORPORATED and SUBSIDIARIES


                               Table of Contents


Independent Auditors' Report                                 Page 4

Consolidated Financial Statements
  for the years ended September 30, 2000 and 1999            Page 5



























                                    3 of 23

                          Independent Auditors' Report


To the Board of Directors and Stockholders of MEDIQ Incorporated
Pennsauken, New Jersey


         We have audited the accompanying consolidated balance sheets of MEDIQ Incorporated and subsidiaries (the "Company") as of September 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MEDIQ Incorporated and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

         The accompanying consolidated financial statements have been prepared assuming that MEDIQ Incorporated and subsidiaries will continue as a going concern. As discussed in Notes B and D to the consolidated financial statements, the Company is in default of a number of covenants under various debt facilities. The lenders for the Company's senior credit facility invoked their right to block the Company's June 1, 2000 payment of interest on the Company's 11% notes. In addition, the Company did not pay the required default interest due under the senior credit facility through June 30, 2000 and deferred the principal payment due on June 30, 2000. Also, the Company has incurred recurring losses from operations and has negative working capital and a significant stockholders' deficiency at September 30, 2000. As also disclosed in Note B on January 24, 2001, the Company and its wholly owned subsidiary MEDIQ/PRN filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding these matters is also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



DELOITTE & TOUCHE LLP


Philadelphia, Pennsylvania
January 10, 2001, except for Note B, as to which the date is January 24, 2001




                                     4 of 23

                       MEDIQ INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           Year Ended September 30,
                                                                       -------------------------------
                                                                         2000                      1999
                                                                       --------                  --------
                                                                                  (in thousands)
Revenues:
  Rental                                                               $ 147,735                 $153,865
  Sales                                                                   59,355                   50,137
  Other                                                                   17,612                   13,679
                                                                       ---------                 --------
                                                                         224,702                  217,681
Expenses of Operations:
  Cost of sales                                                           55,918                   44,347
  Operating                                                               69,615                   76,880
  Selling                                                                 23,100                   27,118
  General and administrative                                              28,480                   29,187
                                                                       ---------                 --------
                                                                         177,113                  177,532
Earnings before Interest, Income Taxes, Depreciation,
 Amortization and Unusual Items                                           47,589                   40,149
                                                                       ---------                 --------

  Unusual Items                                                            7,330                       --
  Depreciation and amortization                                           52,890                   42,667
                                                                       ---------                 --------
                                                                          60,220                   42,667
                                                                       ---------                 --------

Operating Loss                                                           (12,631)                  (2,518)

Other (Charges) and Credits:
  Interest expense                                                       (69,036)                 (55,095)
  Interest income                                                            431                      842
  Gain on Sale of Assets                                                     634                       --
  Other - net                                                                 17                      142
                                                                       ---------                 --------

Loss from Operations before
  Income Taxes                                                           (80,585)                 (56,629)
Income Tax Benefit                                                          (208)                 (10,822)
                                                                       ---------                 --------

Net Loss                                                                 (80,377)                 (45,807)
Dividends and Accretion of Preferred Stock                               (23,131)                 (19,411)
                                                                       ---------                 --------
Net Loss Attributable for Common Shareholders                          $(103,508)                $(65,218)
                                                                       =========                 ========


                 See Notes to Consolidated Financial Statements


                                     5 of 23

                       MEDIQ INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                               Year Ended September 30,
                                                                            ------------------------------
                                                                               2000                   1999
                                                                            ----------             ----------
                                                                                      (in thousands)
Assets
------
Current Assets:
  Cash                                                                      $  10,832              $       9
  Accounts receivable (net of allowance of $14,728
    for 2000 and $24,435 for 1999)                                             42,142                 53,836
  Inventories - net                                                            16,441                 17,313
  Other current assets                                                          1,948                  5,006
                                                                            ---------              ---------
         Total Current Assets                                                  71,363                 76,164

Property, Plant, and Equipment - net                                           89,875                112,233
Goodwill - net                                                                134,410                142,002
Deferred Financing Costs - net                                                 15,966                 18,322
Other Assets                                                                    7,358                 12,872
                                                                            ---------              ---------

Total Assets                                                                $ 318,972              $ 361,593
                                                                            =========              =========

Liabilities and Stockholders' Deficiency
----------------------------------------
Current Liabilities:
  Current portion of long term debt                                         $ 582,627              $ 567,884
  Accounts payable                                                             16,797                 17,502
  Accrued expenses                                                             46,636                 24,773
Other current liabilities                                                       2,334                  1,138
                                                                            ---------              ---------
         Total Current Liabilities                                            648,394                611,297

Other Liabilities:
Capital Leases and Long-Term Debt                                               1,697                    557
Deferred Income Taxes                                                           1,721                  1,779
Other Liabilities                                                              11,403                  6,748
Commitments and Contingencies (Note S)                                             --                     --

Mandatorily Redeemable Preferred Stock (Liquidation
  Preference of $153,822 for 2000 and $135,956 for 1999)                      149,058                130,955

Stockholders' Deficiency:
  Series B 13.25% Cumulative Compounding Perpetual Preferred
    Stock ($.01 par value: authorized 5,000; issued and
    Outstanding - 3,146 for 2000 and 1999)                                         31                     31
  Common stock ($.01 par value: authorized 30,000 shares;
    issued and outstanding-1,122 for 2000 and 1,119 for 1999)                      11                     11
  Capital in excess of par value                                               42,227                 42,277
  Accumulated deficit                                                        (535,570)              (432,062)
                                                                            ---------              ---------
         Total Stockholders' Deficiency                                      (493,301)              (389,743)
                                                                            ---------              ---------

Total Liabilities and Stockholders' Deficiency                              $ 318,972              $ 361,593
                                                                            =========              =========


                 See Notes to Consolidated Financial Statements

                                     6 of 23

                       MEDIQ INCORPORATED AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                 (in thousands)

                                    Series B Cumulative
                                       Compounding
                                        Perpetual
                                     Preferred Stock             Common Stock
                                    -------------------       --------------------     Capital in
                                     Shares                    Shares                   Excess of      Accumulated
                                     Issued     Amount         Issued      Amount       Par Value        Deficit
                                     ------    --------        ------     --------     -----------     -----------
 Balance September 30, 1998           3,000        30          1,075          11         $ 41,450      $ (366,844)

 Net loss                                                                                                 (45,807)
 Issuance of stock                      146         1             44          --              827
 Dividends earned on
  cumulative preferred stock                                                                              (19,355)
 Accretion on redeemable
  preferred stock                                                                                             (56)
                                      -----     -----          -----     -------         --------      ----------
 Balance September 30, 1999           3,146     $  31          1,119     $    11         $ 42,277      $ (432,062)
                                      =====     =====          =====     =======         ========      ==========

Net loss                                                                                                  (80,377)
 Issuance of stock                                                 3          --              (50)
 Dividends earned on
  cumulative preferred stock                                                                              (22,894)
 Accretion on redeemable
  preferred stock                                                                                            (237)
                                      -----     -----          -----     -------         --------      ----------
 Balance September 30, 2000           3,146     $  31          1,122     $    11         $ 42,227      $ (535,570)
                                      =====     =====          =====     =======         ========      ==========



                 See Notes to Consolidated Financial Statements




                                     7 of 23

                       MEDIQ INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Year Ended September 30,
                                                                                   -------------------------------
                                                                                      2000                 1999
                                                                                   ----------           ----------
                                                                                            (in thousands)
Cash Flows From Operating Activities
------------------------------------
Net loss                                                                           $   (80,377)           $ (45,807)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
         Depreciation and amortization                                                  52,890               42,667
         Deferred income taxes                                                             (58)             (10,893)
         Accretion on discount debentures                                               12,765               10,524
         Provision for doubtful accounts                                                (9,707)              27,302
         Provision for inventory write-down                                              2,111                6,563
         Gain on Sale of Assets                                                            634                   --
         Other                                                                           3,835                2,083
Decrease (increase) in working capital, excluding effects of acquisitions:
         Accounts receivable                                                            21,401              (12,909)
         Inventories                                                                     2,845                1,152
         Accounts payable                                                                 (709)              (3,080)
         Accrued expenses                                                               21,861                  861
         Federal and state taxes payable                                                    --                1,839
         Other current assets and liabilities                                            3,884               (2,128)
                                                                                   -----------            ---------
Net cash provided by operating activities                                               31,375               18,174

Cash Flows From Investing Activities
------------------------------------
Purchases of equipment                                                                 (23,572)             (22,452)
Acquisitions                                                                               --               (84,105)
Other                                                                                        1                   --
                                                                                   -----------            ---------
Net cash used in investing activities                                                  (23,571)            (106,557)

Cash Flows From Financing Activities
------------------------------------
Borrowings                                                                              13,745               89,000
Debt repayments                                                                        (10,627)              (2,316)
Issuance of capital stock                                                                  (50)                  --
Deferred financing fees                                                                    (49)                (703)
                                                                                   -----------            ---------
Net cash provided by (used in) financing activities                                      3,019               85,981
                                                                                   -----------            ---------
(Decrease) increase in cash                                                             10,823               (2,402)
Cash:
  Beginning balance                                                                          9                2,411
                                                                                   -----------            ---------
  Ending balance                                                                   $    10,832            $       9
                                                                                   ===========            =========
Supplemental disclosure of cash flow information:
  Interest paid                                                                    $    48,206            $  41,722
                                                                                   ===========            =========
  Net income taxes (refunded) paid                                                 $       355            $  (1,768)
                                                                                   ===========            =========
Supplemental disclosure of noncash investing and financing activities:
 Common and preferred stock issued in an acquisition                               $       --             $   3,545
                                                                                   ==========             =========
 Accrued dividends not paid                                                        $    22,771            $  19,355
                                                                                   ===========            =========

                 See Notes to Consolidated Financial Statements

                                     8 of 23

Note A - Description of Operations

         MEDIQ Incorporated (which, collectively with its wholly owned subsidiary MEDIQ/PRN Life Support Services, Inc. ("MEDIQ/PRN"), and MEDIQ/PRN's subsidiaries, is referred to as "MEDIQ" or the "Company") through MEDIQ/PRN rents movable critical care and life support medical equipment and support surfaces, sells and distributes disposable products, accessories, and repair parts, and provides outsourcing services to the health care industry principally throughout the United States. MEDIQ/PRN and with its wholly owned subsidiaries, MEDIQ Management Services, Inc. and MEDIQ/PRN Canada, Inc. are the only operating companies. MEDIQ Management Services, Inc. provides consulting services to the acute care hospital industry and management services to several diagnostic imaging centers primarily in the mid-Atlantic region. MEDIQ/PRN Canada was established in fiscal 1999 to conduct business in Canada.


Note B - Subsequent Events, Going Concern and Other Matters

Subsequent Events - Proceedings under Chapter 11 of the Bankruptcy Code

         On January 24, 2001 (the "Petition Date"), the Company and its subsidiary MEDIQ/PRN, (the "Debtors"), filed with the Bankruptcy Court in Wilmington Delaware (the "Court"), voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11").

         At the time of filing the voluntary petition for relief under Chapter 11, a disclosure statement was also filed describing the plan of reorganization (the "Plan") as the Company had pre-negotiated its plan of reorganization with its major subordinated debt holders and bank-lending group. The Company expects the Plan will be affirmed as submitted; however, there can be no assurance that the Court will accept the Plan without change.

         The Plan describes the classification and treatment of claims and interests. The impaired classes of debt are the Senior Secured credit facility (the "old credit agreement"), 11% Unsecured Senior Subordinate Notes due 2008, 13% Unsecured Senior Discounted Debenture due 2009, and 7.5% Unsecured Exchangeable Subordinate Debentures due 2003.

         The Plan filed with the Court and available to any interested party, provides no consideration or recovery for the 13% Unsecured Senior Discounted Debenture due 2009, and the 7.5% Unsecured Exchangeable Subordinate Debentures due 2003. The 11% Unsecured Senior Subordinate Note due 2008, will be converted into 35% fully diluted equity interest in the common stock of the reorganized MEDIQ.

         The old credit agreement has an outstanding balance of approximately $290 million. The Company entered into a $20 million debtor-in-possession revolving credit agreement (the "DIP Facility"), on January 26, 2001. The DIP facility is described below under the heading Debtor-in-Possession Financing.

         Upon emergence a new credit agreement will be entered into for approximately $260 million. This is comprised of $240 million under the old credit agreement and the $20 million DIP Facility. The $50 million remaining under the old credit agreement, will be converted to the new MEDIQ preferred stock. The new MEDIQ preferred stock as of the effective date of the Plan shall be convertible into common stock of the reorganized MEDIQ with a 65% fully diluted interest in the common equity of the reorganized MEDIQ.

         The Plan does not provide any consideration or recovery for the current preferred and common stock holders.

         It is anticipated that the Company will emerge from Chapter 11 in the near future and, upon emergence, the Company will implement fresh start accounting to reflect confirmation of the Plan by the Court.

                                     9 of 23

Debtor-in-Possession Financing

         On January 26, 2001, the Debtors entered into a debtor-in-possession revolving credit agreement (the "DIP Facility") with BNP Paribas ("BNPP") as the issuing bank and the administrative agent. Under the DIP Facility, the Debtors may borrow up to $20 million. The DIP Facility contains certain financial and non-financial covenants, which include limits on monthly capital expenditures for the Company and its subsidiaries, which are cumulative and a minimum Earnings Before Income Tax Depreciation and Amortization (EBITDA) amounts. The minimum EBITDA amount is also cumulative and on a consolidated basis for the Company and its subsidiaries and is measured monthly, starting January 31, 2001, as set forth in the DIP Facility.

         On January 29, 2001, the Company received a $15 million cash advance from the DIP Facility. Of the $15 million cash advance, the Company used $11.6 million to pay accrued interest and advisory fees. The balance of the advance was retained for working capital. The DIP Facility expires on October 24, 2001, by which time the Company expects to have emerged from the Chapter 11.

Presentation of Financial Statements as a Going Concern

         The accompanying financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern.

         The ability of the Company to continue as a going concern and appropriateness of using the going concern basis of accounting is dependent upon, among other things, emerging from Chapter 11, the Company's ability to obtain and comply with a formal financing agreement, the Company's ability to generate sufficient cash from operations to meet its obligations, and the results of any legal proceedings which may arise as a result of the Company's defaults on its credit facilities and its debentures or the Chapter 11 filing.

         The Company believes that the DIP Facility and its anticipated operating cash flows should provide sufficient liquidity to allow the Company to continue as a going concern; however, there can be no assurance that the sources of liquidity will be available or sufficient to meet the Company's needs. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


Note C - Statement of Significant Accounting Policies

Principles of consolidation

         The consolidated financial statements include the accounts of the Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Reserves for doubtful accounts

         The Company provides reserves for doubtful accounts, which includes provisions for bad debts and credit memos, based upon historical trends adjusted, as appropriate, for specific uncollectible accounts and other estimates and assumptions deemed appropriate by management. Charges for such reserves are reflected either in revenue or operating expenses depending upon the nature of the charge.

                                    10 of 23

Inventories

         Inventories, which consist primarily of disposable products and repair parts for rental equipment, are stated at the lower of cost (first-in, first-out method) or market. Inventories are valued using the average cost and the standard cost methods. Excess and obsolete inventories are carried at net realizable values.

Property, plant, and equipment

         Rental equipment, equipment and fixtures, buildings and improvements, and land are recorded at cost. Capital leases are recorded at the lower of fair market value or the present value of future lease payments. The Company provides straight-line depreciation and amortization over the estimated useful lives (rental equipment, equipment and fixtures - 2 to 10 years; buildings and improvements - 10 to 25 years). Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and improvement's that extend the useful lives of the related items are capitalized and depreciated.

Impairment of assets

         The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that net book value of the asset may not be recoverable in accordance with the SFAS No. 121, "Accounting for Impairment of Long-Lived Assets to be Disposed of" (see Note H - Impaired Assets).

         The Company evaluates the carrying value of long-term assets, including rental equipment, goodwill, and other intangible assets, based upon current and anticipated undiscounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between the carrying value and the fair value.

Goodwill

         The cost of businesses acquired in excess of the fair value of the net assets acquired is amortized on a straight-line basis primarily over 20 years. Accumulated amortization was $31.8 million and $23.1 million at September 30, 2000 and 1999, respectively.

Deferred financing costs

         Deferred charges consist primarily of debt issuance costs and deferred finance charges, which are amortized over the life of the related debt. This amortization is classified as interest expense.

Deferred income taxes

         The liability method for recording deferred income taxes is used, under which deferred income taxes are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities. The deferred income taxes are measured using enacted tax rates and laws that will be in effect when the underlying assets or liabilities are expected to be received or settled. Valuation allowances are applied against deferred income tax assets based on the probability of utilization of the underlying tax deductions, credits, and loss carryforwards in future income tax returns.

Unusual Items

         Unusual items consist primarily of severance and Chapter 11 related expenses.


                                    11 of 23

Stock based compensation

         The Company accounts for stock options issued to employees using the intrinsic value method. The stock option plan is considered to be a fixed award plan for which compensation cost is recognized for the excess, if any, of the fair value at the date of grant of the option of the common stock underlying the option over the exercise price of the option.

Accretion on debt issued at a discount

         Debentures issued at a discount from their full face value were initially recorded at the amount of the discounted cash proceeds received. The difference between the carrying amount and the full face value of the debentures is accreted to interest expense and to the carrying amount of the debentures using the effective interest method. The accretion is over the discount period that ends with the date that cash interest begins to accrue, at which time the carrying amount of the debentures will equal their full face value.

Accretion on redeemable preferred stock

         The difference between the mandatory redemption amount and carrying amount of mandatorily redeemable preferred stock is accreted to the carrying amount. The term of the accretion is from the date of issuance of the stock to the stock's scheduled redemption date. Accretion is based on the interest method. The accretion is added to the carrying amount of the stock so that the carrying amount will equal the redemption amount at the scheduled date of redemption. Amounts accreted are charged to accumulated deficit and are deducted in arriving at the net amount available for common shareholders on the statement of operations.

Revenue recognition

         Rental revenue is recognized in accordance with the terms of the related rental agreement and/or the usage of the related rental equipment, net of reserves for credit memos. Revenues from other activities are recognized as services are rendered, income is earned, or products are shipped, net of reserves for credit memos.

         The Company has revenue share arrangements with original equipment manufacturers ("OEM's") whereby the Company rents moveable medical equipment and support surfaces to its customers. Under these arrangements, the Company bills the customer and pays the OEM's a fee based upon a percentage of the amount billed. The Company bears the risk of loss relating to the equipment and is responsible for the administration of billing, servicing the equipment and collection of revenue. Revenue related to the rental of equipment owned by the OEM's is included in rental revenue while the related fees are reflected in operating expenses. Amounts due to the OEM's are recorded in the same period that the related revenue is recognized.

Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions. The Company utilizes estimates in determining the allowance for doubtful accounts, reserves to reduce inventory to net realizable value, certain accrued costs, and depreciation and amortization of certain costs.

Reclassification of accounts

         Certain reclassifications have been made to conform prior years' balances to the current year presentation.

                                    12 of 23

Note D - Default of Indebtedness & Long Term Debt

         For fiscal 2000 and 1999, the Company was in default of a number of covenants under its Senior Secured credit facility, its 11% Unsecured Senior Subordinated Notes due 2008, and its 13% Unsecured Senior Discount Debenture due 2009. The Company's financial position and subsequent Chapter 11 filing prevents the defaults from being cured. The secured credit facility is secured by a first priority lien and security interests in substantially all tangible and intangible assets of the company.

         The Plan filed with the Court, provides no consideration or recovery for the 13% Unsecured Senior Discounted Debenture due 2009, and the 7.5% Unsecured Exchangeable Subordinate Debentures due 2003. The 11% Unsecured Senior Subordinate Note due 2008, will be converted into 35% fully diluted equity interest in the common stock of the reorganized MEDIQ.

         As a result of its defaults, the Company classifies all debt, other than its capital leases, which are not in default, as current. As of September 30, 2000 the current debt outstanding was $582.6 million. At September 30, 1999 the current debt outstanding was $567.9 million.

         The following table presents the components of long term debt at September 30, 2000 and 1999.

                                                                                Year Ended September 30,
                                                                             -----------------------------
                                                                              2000                   1999
                                                                             ------                 ------
                                                                                      in thousands
Senior debt:
  Senior secured credit facility:
     11.25% term loans due 2006 (1)                                         $ 196,321              $ 199,500
     10.75% acquisition loans due 2004 (1)                                     45,858                 50,000
     10.75% revolving credit loans due 2004 (1)                                45,929                 39,000
  13% senior discount debentures due 2009                                     100,737                 88,086
  Capital lease obligations payable in varying installments
   through 2003 at fixed rates of interest from 0% to 14.66%                    4,965                  1,341
                                                                            ---------              ---------
                                                                              393,810                377,927
  Less current portion                                                        392,113                377,370
                                                                            ---------              ---------
                                                                            $   1,697              $     557
                                                                            =========              =========
Subordinated debt:
  11% senior subordinated notes due 2008                                    $ 190,000              $ 190,000
  7.50% exchangeable subordinated debentures due 2003                             514                    514
                                                                            ---------              ---------
                                                                              190,514                190,514
  Less current portion                                                        190,514                190,514
                                                                            ---------              ---------
                                                                            $      --              $      --
                                                                            =========              =========

(1) The interest rate presented for these loans are as of September 30, 2000 and do not reflect the default interest rates. The Company is accruing but is not paying any default interest. The default rates are 13.25% for the term loans, and 12.75% for both the acquisition loans and the revolving credit loans.


Note E - Acquisitions

         On June 15, 1999, MEDIQ/PRN acquired all of the issued and outstanding common stock of HTD Corporation. The total adjusted purchase price was $53.2 million, consisting of $49.7 million in cash and $3.5 million aggregate value of common and preferred stock of MEDIQ (see Note J - Preferred Stock). The total consideration paid was adjusted in the fourth quarter of fiscal 1999 to the $53.2 million from that of $59.7 million initially reported in the third quarter of fiscal 1999. This adjustment resulted from the revaluation by an independent appraisal company of the Company's stock issued in the acquisition. The initial valuation based on the Company's estimate of $17.12 per share for common stock and $10.00 per share for each series of preferred stock was subsequently appraised at $7.00 and $3.50 per share, respectively. The cash portion of the consideration was financed under MEDIQ/PRN's senior secured credit

                                    13 of 23
facility (see Note D - Default Indebtedness & Long Term Debt). Additional costs incurred in the acquisition totaled $1.0 million. MEDIQ/PRN retained certain of HTD's businesses serving the acute care, alternate care, and home care marketplaces, consisting of the sales of disposable products, medical equipment rentals, and biomedical services. Contemporaneously with MEDIQ/PRN's acquisition of HTD, HTD sold to an unrelated third party all of the issued and outstanding common stock of HTD's subsidiaries that specialized in the acute care distribution business. For accounting purposes, the acquisition of HTD was effective May 28, 1999.

         MEDIQ/PRN completed three other acquisitions in fiscal 1999 for an aggregate acquisition cost of $33.2 million in cash, of which $27.8 million was financed under MEDIQ/PRN's credit facility (see Note D - Default Indebtedness & Long Term Debt). Such acquisitions supported the Company's medical equipment and support surface rental activities. The purchase price of one of these acquisitions is subject to adjustment each year within a four-year period that ends January 2003. The adjustment is based upon net revenue as defined in the purchase agreement for each year. The adjustment over the four-year period is not to exceed an aggregate of $24.8 million. As of September 30, 2000, the total adjustment was $148 thousand, which was incurred in fiscal 2000.

         On May 29, 1998, MEDIQ/PRN purchased specified assets, rights, and certain subsidiaries of and related to CH Industries, Inc. Collectively, these are referred to as the CH Medical Business. The purchase price was $48.5 million in cash, including related costs and expenses and the assumption of certain specified obligations related to the CH Medical Business. The purchase price and related costs and expenses were financed with term loans under MEDIQ/PRN's credit facility. CHI was a national sales, rental, and service corporation specializing in support surfaces. The allocation of the acquisition cost was adjusted in fiscal 1999 by a reduction to goodwill of $2.7 million, resulting from the completion of a valuation of patents obtained in the acquisition and cash received by MEDIQ/PRN in settlement of closing net assets acquired.

         The above acquisitions were accounted for by the purchase method of accounting and, accordingly, their acquisition costs were allocated to assets acquired and liabilities assumed based on their estimated fair values on the effective dates of acquisition. The excess of the acquisition costs over the estimated fair values of the net assets acquired, which was $33.2 million for HTD, an adjusted $25.3 million for CHI, and an aggregate $33.7 million for the other four acquisitions, was recorded as goodwill and is being amortized on a straight line basis over 20 years.

         As discussed in Note S - Commitments and Contingencies, in fiscal 2000, the Company settled a two-year acquisition related purchase price contingency with a combined adjustment resulting in an approximate $750 thousand increase in the acquisition cost. Also, there was a $148 thousand adjustment resulting in an increase in the acquisition cost for another acquisition-related contingency.


Note F - Inventory

         The components of inventory were as follows:

                                                     Year Ended September 30,
                                                     -------------------------
                                                     2000                1999
                                                     ----                ----
                                                            in thousands

Raw materials - net of reserves                    $   240            $   633
Finished goods - net of reserves                    16,201             16,680
                                                   -------            -------
                                                   $16,441            $17,313
                                                   =======            =======


                                    14 of 23

Note G - Property, Plant, and Equipment

         The components of property, plant, and equipment were as follows:

                                                    Year Ended September 30,
                                                    ------------------------
                                                      2000           1999
                                                    --------        --------
                                                           in thousands

Rental equipment                                    $251,839        $267,906
Equipment and fixtures                                18,472          17,626
Building and improvements                              7,665           8,599
Land                                                     149             149
                                                    --------      ----------
                                                     278,125         294,280
Less accumulated depreciation and amortization      (188,250)       (182,047)
                                                    --------      ----------
                                                    $ 89,875      $  112,233
                                                    ========      ==========

         Depreciation expense related to property, plant, and equipment was $43.1 million and $34.4 million, in 2000 and 1999, respectively. Included in the current years depreciation number is a charge for $6.8 million for impaired assets. See Note H - Impaired Assets below.


Note H - Impaired Assets

         In fiscal 2000, the Company recorded a non-cash impairment loss of $6.8 million, related to a write-down of certain types of the Company's rental equipment. The Company considers this an acceleration of the asset's depreciable life and records the impairment charges as a component of depreciation expense.

         Assets are evaluated for impairment on an asset classification basis which management believes is the lowest level for which there are identifiable cash flows. Projected future cash flows (undiscounted and without interest) were compared to the carrying amount of each asset. If the carrying amount of the assets exceeded the projected future cash flows, an impairment loss was recognized.


Note I - Accrued Expenses

         The components of accrued expenses consisted of the following:

                                                    Year Ended September 30,
                                                   ---------------------------
                                                    2000                1999
                                                   ------              -------
                                                          in thousands

Interest                                          $ 29,288           $  8,457
Payroll and related taxes                            5,230              3,628
Pension                                              3,267              2,638
Legal, professional and management fees              2,488              3,410
Insurance                                            1,967              1,274
Property and other taxes                             1,695              1,777
Commissions                                          1,464              1,802
Other                                                1,237              1,787
                                                  --------           --------
                                                  $ 46,636           $ 24,773
                                                  ========           ========



                                    15 of 23

Note J - Preferred Stock

         The Plan filed with the United States Bankruptcy Court in Wilmington, Delaware on January 24, 2001, provides no consideration or recovery for any portion of the par value, accreted value, or accumulated dividends of any class of the preferred stock for the preferred stockholders.

         Preferred stock consisted of the following:

                                                    Year Ended September 30,
                                                   --------------------------
                                                     2000              1999
                                                   --------          --------
                                                         in thousands

Mandatorily Redeemable Preferred Stock:
  Series A 13.0% cumulative compounding             $107,155       $ 94,306
  Series C 13.5% cumulative compounding               41,903         36,649
                                                    --------       --------
                                                    $149,058       $130,955
                                                    ========       ========

Preferred Stock in Stockholders' Deficiency:
  Series B 13.25% cumulative compounding perpetual      $ 31           $ 31
                                                    ========       ========

         Shares issued and outstanding at year-end were:

                                                     Year Ended September 30,
                                                    --------------------------
                                                      2000             1999
                                                    --------         --------
Mandatorily Redeemable Preferred Stock:
   Series A 13.0% cumulative compounding
         Issued                                     8,336,310        8,336,310
         Outstanding                                8,330,025        8,336,310
  Series C 13.5% cumulative compounding
         Issued                                     3,264,438        3,264,438
         Outstanding                                3,264,438        3,264,438
Preferred Stock
  Series B 13.25% cumulative compounding perpetual
         Issued                                     3,146,302        3,146,302
         Outstanding                                3,146,302        3,146,302

         Accrued and unpaid dividends for fiscal 2000 were $12.7 million for series A, $4.9 million for series B, and $5.2 million for series C. Cumulative accrued and unpaid dividends at September 30, 2000 were $26.9 million for series A, $10.5 million for series B, and $10.9 million for series C. Accrued dividends for each series were charged to accumulated deficit. Accretion of the difference between the mandatory redemption and carrying amounts for the shares of series A and C issued in the HTD acquisition for fiscal 1999 and cumulatively at September 30, 2000 was $237 thousand. At September 30, 2000, the involuntary liquidation preference amount of Series B preferred stock was $41.9 million compared to its carrying amount of $41.0 million. The involuntary liquidation preference and carrying amounts include cumulative dividends in arrears and the carrying amount also includes the par value and amounts recorded in additional paid in capital.

         Terms of the credit facility, 11% notes, and 13% discount debentures limit the ability of MEDIQ to pay dividends with respect to each series of preferred stock. There were no dividends paid in fiscal 2000 or 1999.


Note K - Common Stock and Warrants

         The Plan filed with the United States Bankruptcy Court in Wilmington, Delaware on January 24, 2001, and available to any interested party, provides no consideration or recovery for the common stockholders or holders of warrants on the Company's common stock.

                                    16 of 23

Note L - Stock Options

         On October 1, 1998, the Board of Directors adopted a non-qualified stock option plan whose participants are selected employees. The plan authorizes eligible employees to purchase up to a maximum of 61,543 shares of MEDIQ's common stock in the aggregate, subject to adjustment as specified in the plan. The maximum number of shares of common stock to which options may be granted to an individual is 5,121, subject to adjustment as specified in the plan. The exercise price of the options is no less than the fair value, as determined under the plan, of the common stock at the date the options are granted. Options have a term no greater than 10 years and otherwise expire on October 1, 2008. No options are exercisable sooner than six months from the date of grant. Stock options initially vest and become exercisable based on performance criteria and a formula specified in the plan. The plan was amended on March 31, 1999 to provide stock options, which do not vest in accordance with the performance criteria, vest and become exercisable seven years from the date of grant. Unvested stock options immediately vest and become exercisable in the event of an initial public offering of MEDIQ's common stock or there is a sale of the Company as defined in the stock option plan.

         The Plan provides for no recovery or consideration for any common stock or its related options. Therefore, the Company believes that the options should not be valued using any method other than intrinsic value. Using this method and given that the exercise price of the stock was equal to or greater than the fair market value of the underlying common stock, no compensation expense was recognized in fiscal 2000 for options issued. Management believes that the disclosure of a weighted average fair value and the weighted average contractual life of these options has no meaning and could be misleading

         During the 2000 fiscal year, the Company issued 4,874 options for shares of its common with a strike price of $10.00 per share. Additionally, 19,638 shares were terminated. At September 30, 2000 there were 38,706 options outstanding. Per the Plan, it is expected that these options and the underlying stocks will be terminated upon emergence from Chapter 11 and the option-holders will have no exercisable rights.

         At and for the year ended September 30, 2000, the status and changes during the year of the stock option plan were as follows:

                                                        Weighted Average
                                             Shares      Exercise Price
                                             ------     ----------------
Outstanding at beginning of year             53,470          $10.65
Granted                                       4,874           10.00
Forfeited                                   (19,638)          10.63
                                             ------
Outstanding at end of year                   38,706          $10.58
                                             ======
Options exercisable at year end                  --


Note M - Financial Instruments

         In connection with the default under the credit facility, MEDIQ/PRN was notified by the counterparty to one of its collar agreements, in the notional amount of $50.0 million, that the agreement would be terminated effective May 11, 2000. MEDIQ/PRN received $985 thousand in connection with the termination, and such proceeds were utilized to repay indebtedness under the credit facility. MEDIQ/PRN deferred the gain and is recognizing it on a straight-line over the remaining 60-month life of the debt underlying the collar. During fiscal 2000, MEDIQ/PRN recognized $66 thousand, as a reduction to interest expense from the amortization of the deferred gain.

         On June 7, 2000 and June 8, 2000, the Company was notified by the counterparties for its other collar agreement and its interest rate swap, with an aggregate notional value of $150 million, that such arrangements would be terminated due to the defaults under the credit facility. The Company received $610 thousand in connection with such terminations, and such proceeds were utilized to repay indebtedness under the credit facility. The Company deferred the gain and is recognizing it on a straight-line basis over the remaining 59-month life of the debt underlying the swap. During fiscal 2000, the Company recognized $31 thousand, as a reduction to interest expense from the amortization of the deferred gain.

                                    17 of 23

Note N - Fair Value of Financial Instruments

         The carrying amounts of these items, net of the allowance for doubtful accounts for accounts receivable, at September 30, 2000 and 1999 approximate their fair values at those dates.

         The Plan filed with the Court on January 24, 2001, outlines the recovery and consideration for the debt holders if the plan is confirmed. Based on the uncertainty of the outcome of the reorganization, the Company cannot reasonably estimate the fair value of such long-term debt.

         The Plan filed with the United States Bankruptcy Court in Wilmington, Delaware on January 24, 2001, and available to any interested party, provides no consideration or recovery for any portion of the par value, accreted value, or accumulated dividends of any class of the preferred stock for the preferred stockholders. Based on the uncertainty of the outcome of the reorganization, the Company cannot reasonably estimate the fair value of such to the mandatorily redeemable preferred stock. See Note B - Subsequent Events, Going Concern and Other Matters, for further information regarding the Plan.


Note O - Income Taxes

         Total income tax (benefit) expense consisted of:

                                                Year Ended September 30,
                                               ---------------------------
                                                 2000              1999
                                               ---------        ----------
                                                       in thousands
     Continuing operations:
       Current:
         Federal                                $    --          $     --
         State                                       44                71
                                                -------          --------
                                                     44                71
                                                -------          --------
       Deferred:
         Federal                                     --           (12,672)
         State                                     (252)            1,779
                                                -------          --------
                                                   (252)          (10,893)
                                                -------          --------
      Total continuing operations                  (208)          (10,822)
      Extraordinary items                            --                --
                                                -------         ---------
      Total income tax (benefit) expense        $  (208)        $ (10,822)
                                                =======         =========


          The differences between the Company's income tax (benefit) expense on continuing operations and the income tax (benefit) expense computed using the statutory Federal income tax rate were:

                                                        Year Ended September 30,
                                                        ------------------------
                                                         2000            1999
                                                        -------         -------
                                                              in thousands

Statutory federal tax (benefit) expense                $(27,381)      $(19,254)
State income taxes, net of federal income taxes            (223)         1,826
Goodwill amortization                                     1,229            779
Valuation allowance against federal loss carryforward    25,786          5,530
Other items - net                                           381            297
                                                       --------       --------
Income tax (benefit) expense                           $   (208)      $(10,822)
                                                       ========       ========


                                    18 of 23

         Significant components of the Company's deferred tax assets and liabilities were:

                                                     Year Ended September 30,
                                                   ---------------------------
                                                      2000             1999
                                                    ---------        ----------
     Liabilities:                                          in thousands
       Depreciation                                 $(14,810)        $(20,105)
       Intangible assets                              (3,817)          (3,287)
       Accrued expenses                               (5,424)          (5,202)
       Prepaid expenses                                 (179)            (160)
       Other                                            (117)            (117)
                                                   ---------         --------
          Gross deferred tax liabilities             (24,347)         (28,871)
     Assets:
       Net operating loss carryforwards               34,299           11,974
       Tax credit carryforwards                        6,385            6,355
       Accrued expenses and reserves                  16,013           17,981
       Intangible assets                              10,837            7,083
       Other                                              --              142
                                                    --------         --------
          Gross deferred tax assets                   67,534           43,535
       Valuation allowance - federal                 (30,275)          (5,530)
       Valuation allowance - state                   (14,633)         (10,913)
                                                    --------         --------
          Net deferred tax assets                     22,626           27,092
                                                    --------         --------
     Net deferred tax liability                     $ (1,721)        $ (1,779)
                                                    ========         ========

         At the end of fiscal year 2000, the Company had a federal net operating loss carryforward of $66.2 million that will expire through 2020. The Company has alternative minimum tax credit carryforwards of $5.6 million and general business tax credits of $.7 million that expire through 2003. Due to the uncertainty surrounding the realization of the Company's tax attributes in future income tax returns, the Company has placed a valuation allowance of $30.3 million against its deferred tax assets. State net operating losses of $147.6 million, expire through 2020, and are fully reserved with a valuation allowance.


Note P - Retirement Benefits

         The Company maintains a noncontributory defined benefit pension plan that provides retirement benefits to substantially all employees. Employees generally are eligible to participate in the plan after one year of service and become fully vested after five years of service. The plan provides benefits based on years of credited service and compensation. The Company makes contributions that are sufficient to fully fund its actuarially determined cost, generally equal to the minimum amounts required by ERISA. Assets of the plan consist primarily of stocks and bonds.

         The components of net periodic pension expense were as follows:

                                                   Year Ended September 30,
                                                  ---------------------------
                                                    2000              1999
                                                  ---------          --------
                                                         in thousands

  Service cost                                    $    773          $    761
  Interest cost on projected benefit obligation      1,360             1,280
  Expected return on plan assets                    (1,439)           (1,337)
  Recognized gains                                     (89)               --
  Amortization of transition obligation                 24                24
                                                  --------          --------
  Net periodic pension expense                    $    629          $    728
                                                  ========          ========


                                    19 of 23

         The following table presents the changes in the pension benefit obligation and the pension plan assets and the funded status of the plan:

                                                        Year Ended September 30,
                                                        ------------------------
                                                          2000          1999
                                                        ---------     --------
                                                               in thousands
  Projected benefit obligation:
    Obligation at beginning of year                      $17,713      $19,309
    Service cost                                             773          761
    Interest cost                                          1,360        1,280
    Actuarial (gains) losses                                 183       (2,888)
    Benefits paid                                           (760)        (749)
                                                         -------      -------
    Obligation at end of year                             19,269       17,713
                                                         -------      -------
  Fair value of plan assets:
    Assets at beginning of year                           18,128       17,046
    Actual return on plan assets                           1,976        1,831
    Company contributions                                     --           --
    Benefits paid                                           (760)        (749)
                                                         -------      -------
    Assets at end of year                                 19,344       18,128
                                                         -------      -------
  Funded status                                               75          415
  Unrecognized net (gain) loss                            (3,508)      (3,243)
  Balance of unrecorded transition obligation                166          190
                                                         -------      -------
  Accrued pension liability                              $(3,267)     $(2,638)
                                                         =======      =======


         The change between fiscal 2000 and 1999 in actuarial (gains) losses and actual return on plan assets reflects the significant change in market conditions during fiscal 2000.

         The weighted average rates assumed in accounting for the pension plan were as follows:

                                                     Year Ended September 30,
                                                    ----------------------------
                                                       2000            1999
                                                    ----------       ---------

   Discount rate                                        7.75%           7.75%
   Expected long-term rate of return on plan assets        8%              8%
   Increase in compensation levels                         5%              5%

         The Company sponsors a 401(k) plan that is a defined contribution plan. Contributions made by the Company to the plan were $.3 million in each of fiscal 2000 and 1999. The contributions were expensed in the year in which made.

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement provides for additional disclosure regarding pensions and other postretirement benefits. This statement became effective for the Company in fiscal 1999 and the above disclosures reflect the applicable disclosures required by the statement.


Note Q - Related Party Transactions

         Fees paid by the Company with firms in which certain members of its board of directors are employed were $ .5 million and $1.0 million in fiscal 2000 and 1999, respectively. The fees are paid periodically in cash.

                                    20 of 23

Note R - Business Segment Data

         The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," that established standards for the way public business enterprises report information about operating segments in financial statements issued to the public. It also established standards for related disclosures about products and services, geographic areas, and major customers.

         The Company's business is essentially exclusive to the United States. Its business is focused on the health care industry in that the Company primarily rents medical equipment and support surfaces and sells parts and disposables to health care providers. The Company operates its rental, sale, asset management, outsourcing service, and product offerings through a single distribution system. Each service and product offering receives operational and administrative support from the same employees at the same facilities.

         The Company operates in three business segments in the determination of revenue only based upon the type of product or service provided. These revenue segments consist of rental, sales, and other, and each is presented on the statement of operations. Rental revenues are derived from rentals of moveable medical equipment and support surfaces, along with related revenue share arrangements. Sales revenues are principally derived from sales of parts and disposables, along with sales of medical equipment, support surfaces, medical gases, and related revenue share arrangements. Other revenues principally consist of asset management and outsourcing services. The Company does not evaluate the cost of operations or profit and loss by segment, nor does it attribute assets or liabilities to any segment.

         The revenue segments detailed for each period on the statement of operations reflect revenues from external customers. No individual customer generated more than 10% of the Company's total revenues in any year presented.


Note S - Commitments and Contingencies

Leases

         The Company leases equipment, vehicles, and office space. The future minimum lease payments under noncancelable operating leases and capital leases are as follows:

                                                     Capital           Operating
Year Ending September 30,                            Leases              Leases
-------------------------                            -------           ---------
                                                             in thousands
2001                                                 $ 2,144           $  4,979
2002                                                   1,606              4,337
2003                                                   1,162              3,459
2004                                                     549              2,503
2005                                                     593                995
Thereafter                                                --                172
                                                     -------           --------
Total minimum lease payments                           6,054             16,445
Less amount representing interest                      1,089                 --
                                                     -------           --------
Present value of minimum lease payments              $ 4,965           $ 16,445
                                                     =======           ========


         Total rent expense under operating leases was $8.1 million and $6.7 million 2000 and 1999, respectively. Certain leases, which are for terms of up to five years, contain options to renew for additional periods.

         At September 30, 2000, rental equipment and machinery and equipment included assets under capitalized lease obligations of $2.8 million, less accumulated amortization of $216 thousand.

                                    21 of 23

Purchase commitments

         Effective October 1, 1999, the Company entered into an agreement that commits the Company to purchase parts and disposable products over its 5-year term. The amount of the commitment under this agreement for fiscal 2000 was approximately $5.0 million and is approximately $5.5 million for fiscal 2001. Thereafter, the annual commitment will vary based on a formula that takes into consideration the quantity of inventory subject to the agreement the Company has on hand and on order and the quantity of items subject to the agreement the Company sold in the previous year.

Severance agreements

         The former CEO and certain former executives have payments remaining under their severance agreements. As of September 30, 2000, the gross severance payments remaining for the former CEO and certain executives were approximately $1.8 million.

Management agreement

         In connection with the Company's merger in 1998, MEDIQ/PRN entered into a management agreement with the three firms that are the controlling shareholders of MEDIQ. These firms provide business and organizational strategy, financial and investment management, and merchant and investment banking services. The annual management fee is the greater of $1.0 million or 1.5% of EBITDA (as defined in the agreement). MEDIQ/PRN incurred $1.0 million under the agreement in both fiscal 2000 and 1999.

Adjustment to purchase prices of acquisitions

          Two acquisitions contain provisions for additional cash consideration as adjustments to their respective purchase prices. These adjustments are offset to the acquisition's goodwill. The purchase price for one acquisition was subject to an adjustment based upon specified annual rental revenue. The maximum adjustment for each year was $1.4 million. The Company settled the adjustment for both years combined resulting in an approximate $750 thousand increase in the acquisition cost. The purchase price adjustment for the other acquisition is subject to an adjustment each year within a four-year period that ends January 2003 based upon specified net revenue for each year. The adjustment over the four-year period is not to exceed an aggregate of $24.8 million. In fiscal 2000, there was an adjustment of $148 thousand resulting in an increase in the acquisition cost.

Investigations and legal proceedings

         On July 8, 1999, SizeWise Rental, Inc. filed a suit for declaratory, injunctive, and monetary relief in the United States District Court, District of Kansas. The suit alleges that the Company breached the Consignment for Rental/Rental Agreement between the parties pursuant to which the Company rented SizeWise's bariatric equipment to medical facilities. On February 17, 2000, the District Court issued a preliminary injunction, precluding the Company from renting bariatric equipment to customers to whom it had previously rented SizeWise equipment until November 1, 2000. The injunctive order was affirmed by the United States Court of Appeals for the Tenth Circuit on May 26, 2000.

         Pursuant to the terms of the parties' Agreement, the underlying claims for declaratory and monetary relief have been submitted to arbitration under the auspices of the American Arbitration Association. The arbitration hearing was scheduled to take place on May 15-17, 2001. This proceeding has been stayed as a result of the Company's voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

         Based on information available and established reserves, the Company believes that resolution of the suit should not have a materially adverse effect on the operations or financial condition of the company.


                                    22 of 23

         In addition to the foregoing matter, the Company is subject to ordinary litigation incidental to the conduct of its businesses and the ownership of its properties, none of which individually or in the aggregate is expected to have a material effect on the Company's business, results of operations, or financial condition. It is the Company's opinion that it has sufficiently reserved for any anticipated litigation losses.


Note T - Subsidiary Dividend and Funding Restrictions

         Throughout fiscal 1999, and in accordance with the provisions of the senior secured credit facility, MEDIQ/PRN was permitted to fund certain expenses and pay certain liabilities of MEDIQ. As of September 30, 2000, MEDIQ had approximately $2 thousand of assets, exclusive of its investment in MEDIQ/PRN and deferred financing costs, $3.5 million of current liabilities consisting principally of pension and deferred compensation liabilities, $101.3 million of long-term debt and $11.1 million of other long-term liabilities, exclusive of its obligations under mandatorily redeemable preferred stock and amounts owed to MEDIQ/PRN. MEDIQ's only means to satisfy its obligations and to pay its expenses is from cash advanced from MEDIQ/PRN. Effective January 2000, and due to the defaults under the senior secured credit facility, MEDIQ/PRN is no longer permitted to fund the obligations and expenses of MEDIQ.


Note U - New Accounting Pronouncements

         In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet assessed what the impact of SFAS No. 133 will be on the Company's future earnings or financial position.







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